Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Allegion Public Limited Company

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $0.01 per share	Rule 457(c) and Rule 457(h)	2,675,000 (2)	$104.46 (3)	$279,430,500	0.00011020	$30,793.24

Total Offering Amounts					$279,430,500		$30,793.24

Total Fee Offsets							—

Net Fee Due							$30,793.24

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Allegion plc’s (the “Registrant”) ordinary shares, par value $0.01 per share (the “Ordinary Shares”), that become issuable under the Allegion plc Incentive Stock Plan of 2023 (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Ordinary Shares.

(2)	Represents 2,675,000 Ordinary Shares reserved for issuance under the Plan.
(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $104.46, the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on June 1, 2023, which date is within five business days prior to the filing of this Registration Statement.